RISK FACTORS

                         Risks Related to Our Business

We have a history that includes substantial operating losses and we are in an unfavorable financial position that makes an evaluation of our business difficult

    We incurred substantial operating losses in each of the seven years prior to the current fiscal year. At December 31 2002, we had an accumulated deficit of approximately $27.5 million. At December 31, 2002 we had current assets totaling approximately $2.3 million. At that same date, we had current liabilities totaling approximately $8.2 million. If B.A. Associates, our revolving credit facility lender, or GE Capital Commercial Services, the lender providing a line of credit to our Super PC Memory subsidiary, choose to demand immediate payment of the amounts currently outstanding to them, we will be unable to satisfy these obligations. In order to continue as a going concern and compete effectively, we need to satisfy our short-term obligations, continue to invest in research and development, and increase our selling, general and administrative expenses as well as other expenses, which may not be possible if revenues and gross profits do not increase significantly. If revenues remain at current levels, it is unlikely we will be able to achieve profitability on a quarterly or annual basis.


We may need additional capital and additional financing may not be available. There is substantial doubt about our ability to continue as a going concern and if we are unable to continue as a going concern, you may lose some or all of your investment

    We believe that the combination of current existing cash, available borrowing capacity and our ability to obtain additional long-term indebtedness may not be adequate to finance our operations for our current activities and foreseeable future. We have scaled back our operations as a result of our recurring losses and insufficient cash flow and working capital and will continue to do so if it is needed. Our inability to generate revenue and gross profit in significantly greater amounts raises substantial doubt about our ability to continue as a going concern and our ability to operate our business on a full-scale basis. Without additional capital, we may be unable to pay operating expenses, to satisfy current liabilities and other obligations, to fund expansion, to develop new products and services, to enhance existing products and services to respond to competitive pressures, or to acquire complementary businesses or technologies. There can be no assurance that we will ever generate the revenue or gross profits or be able to raise the capital necessary for us to continue as a going concern or to operate our business on a full-scale basis. We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, we will not be able to effectively execute our business plan and we may not be able to continue as a going concern. Our Financial Statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts and classification of liabilities that might result should we be unable to continue as a going concern. See Report of Independent Public Accountants on Page F-2.

We have limited recent operating history with respect to our memory products upon which you can evaluate our business and prospects

    Although we have been selling memory products since our inception, memory products have accounted for an insignificant percentage of our overall revenues since 1998. In the first quarter of 2002, we began to shift our product development, sales and marketing efforts towards the memory market with our acquisition of Super PC Memory, Inc. Because we have a limited recent operating history with respect to memory products offered by our Super PC Memory subsidiary, you must consider the risks and difficulties frequently encountered by companies developing a business such as ours in rapidly evolving markets. In addition, because of the intense competition in the memory market and the evolving nature of this market, achieving profitability may be extremely challenging.


The application of the "penny stock rules" could adversely affect the market price of our common stock

    On March 26, 2003, the last sales price of our common stock was $0.16. Because the trading price of our common stock is less than $5.00 per share and our common stock no longer trades on the Nasdaq National Market, our common stock comes within the definition of a "penny stock." The "penny stock rules" impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).
For transactions covered by these rules, broker-dealers must satisfy certain additional administrative criteria in order to effectuate sales of our common stock, including disclosure of the broker-dealer's compensation received for such transaction, any compensation received by a person associated with the broker-dealer for this transaction and disclosing certain information to the investor in writing. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell our securities and may affect your ability to resell our common stock. Among the requirements of transacting in penny stock is that broker-dealers effecting transactions in penny stock are required to deliver to the investors, a document containing specific information about penny stock, and to receive a manually signed and dated acknowledgement of receipt of such document from investors, prior to effecting such transactions. Such requirements may have the effect of making your investment in our common stock less liquid because the rules will decrease the number of potential investors and thereby reducing demand for our stock.


We have developed relationships with potential OEM, distribution channel and end user customers and a decision by any one of these potential customers not to purchase our products, or any cancellation or delay of orders that may be placed by any of these potential customers may have a significant and adverse affect on our net revenues

    Historically, a limited number of OEMs, distribution channel and end user customers have accounted for a significant majority of our total net revenues in each fiscal period. For example, sales to our top five customers accounted for
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approximately 21% and 74% percent of net revenues for the fiscal years ended December 31, 2002 and 2001, respectively. We have established relationships with a small number of potential OEM, distribution channel and end user customers. If any one of these potential customers decides not to purchase our products or decides to purchase our products in quantities that are below our expectations, then our net revenues will be adversely affected. We have and expect to continue to experience substantial period-to-period fluctuations in future operating results because, among other factors, we depend to a significant extent upon revenues from a small number of customers.

    Our sales cycle typically involves a lengthy qualification cycle during which there is a need to expend significant resources in addressing customer specifications. Because of the length of the sales cycle, we may experience a delay between increasing expenses for research and development and sales and marketing efforts and the generation of higher revenues, if any, from such expenditures. The purchase of our products or of solutions that incorporate our products typically involves significant internal procedures associated with the evaluation, testing, implementation and acceptance of new technologies. This evaluation process frequently results in a lengthy sales process, typically ranging from three months to longer than a year, and subjects the sales cycle associated with the purchase of our products to a number of significant risks, including budgetary constraints and internal acceptance reviews. The length of our sales cycle also varies substantially from customer to customer.

    Because we anticipate that none of our potential customers will be, and none of our current customers are, contractually obligated to purchase any fixed amount of products from us in the future, they may stop placing orders with us at any time, regardless of any forecast they may have previously provided. If any of our significant customers stop or delay purchases, our revenues and operating results would be adversely affected, which could cause our stock price to decline. We cannot be certain that we will retain our current OEM, distribution channel or end user customers or that we will be able to recruit additional or replacement customers. As is common in an emerging technology industry, agreements with OEMs and distribution channel customers are typically non-exclusive and often may be terminated by either party without cause. Moreover, many OEM and distribution channel customers carry competing product lines. If we were to suddenly lose one or more important OEM, distribution channel or end user customers or potential customers to a competitor, our business, operating results or financial condition could be materially adversely affected. Moreover, OEM customers could develop products internally that would replace our products. The resulting reduction in sales of our products to any OEM customers, in addition to the increased competition presented by these customers, could have a material adverse effect on our business, operating results or financial condition and could affect our ability to continue as a going concern.


The failure of OEM customers to keep pace with rapid technological change and to successfully develop and introduce new products could adversely affect our net revenues

    Our ability to generate increased revenues depends significantly upon the ability and willingness of OEM customers to develop and promote products on a timely basis that incorporate our technology. If OEM customers do not successfully develop and market the solutions that incorporate our products, 3 then sales of our products to OEM customers will be adversely affected. The ability and willingness of OEM customers to develop and promote such products is based upon a number of factors beyond our control.


Delays in product development could adversely affect our market position or customer relationships

    We have experienced delays in product development in the past and may experience similar delays in the future. Given the short product life cycles in the markets for our products, any delay or unanticipated difficulty associated with new product introductions or product enhancements could cause us to lose customers and damage our competitive position. Prior delays have resulted from numerous factors, such as:

      changing product specifications;
      difficulties in hiring and retaining necessary personnel; difficulties in reallocating engineering resources and other resource limitations;
      lack of adequate capital to fund product development efforts; difficulties with independent contractors;
      changing market or competitive product requirements; unanticipated engineering complexity;
      undetected errors or failures in software and hardware; and delays in the acceptance or shipment of products by customers.


We expect the average selling prices and associated gross margins of our products to continue to decrease, which may reduce our revenues or gross profits

    The markets for memory, fibre channel connectivity and disk storage products have experienced erosion of average selling prices and gross margins due to a number of factors, including competitive pricing pressures and rapid technological change. The gross margins for our memory products is lower than the gross margins for our fibre channel connectivity and disk storage products. We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. We anticipate that the average selling prices of our products will decrease in the future in response to competitive pricing pressures, increased sales discounts, new product introductions by us or our competitors or other factors. Therefore, to maintain our gross margins, we must develop and introduce on a timely basis, new products and product enhancements and continually reduce our product costs. Our failure to do so would cause our revenue and gross margins to decline, which could materially adversely affect our operating results and cause the price of our common stock to decline.


If our business improves rapidly, our operations may be negatively impacted and we may be required to incur substantial costs to upgrade our infrastructure. We may need additional working capital financing and we may not be able to obtain such financing
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    If our business expands rapidly, then a significant strain may be placed on our resources. Unless we manage such growth effectively, we may make mistakes in operating our business such as inaccurate sales forecasting, incorrect material planning or inaccurate financial reporting, which may result in unanticipated fluctuations in our operating results. Our management team has had limited experience managing rapidly growing companies on a public or private basis. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.


The loss of or failure to attract and retain key technical, sales and marketing and managerial personnel could adversely affect our business

    Our success depends to a significant degree upon the performance and continued service of engineers involved in the development of our memory and fibre channel technology and technical support of products and customers.
Our success also depends to a significant degree upon the continued contributions of our key management, sales and marketing and manufacturing personnel. Accordingly, our future success depends upon our ability to attract, train and retain such technical, sales and marketing and managerial personnel. Except for employment agreements with Joseph F. Kruy, our Chairman, President and Chief Executive Officer, Richard Schaefer, Executive Vice President of our Super PC Memory, Inc. subsidiary, and Simon Le, Executive Vice President of our Super PC Memory, Inc. subsidiary, we do not have employment agreements with any of these personnel. We do not maintain key person life insurance on any of our personnel. As we further develop our product line we will need to increase the number of sales and marketing personnel as well as technical staff members with experience in hardware and software development. We are currently seeking to hire additional skilled experienced sales personnel. Competition for such highly skilled employees in our industry is intense, and we cannot be certain that we will be successful in recruiting or retaining such personnel. Our employees may leave and subsequently compete against us. The loss of key employees could have a material adverse effect on our business, operating results or financial condition. We also believe that our success depends to a significant extent on the ability of our key personnel to operate effectively, both individually and as a group.

Insiders have and will continue to have substantial control over us and could delay or prevent a change in our corporate control, which may negatively affect your investment

    Our officers and directors control the vote of approximately 28.3% of the outstanding shares of our common stock prior to the exercise of any outstanding warrants or options or the issuance of shares issuable upon the conversion of Series A Preferred stock held by them. Following the issuance of all shares of our common stock issuable to SovCap Equity Partners, Ltd., Arab Commerce Bank Ltd, and Correllus International, Ltd., our officers and directors would continue to control the vote of approximately 25.6% of the then outstanding shares of common stock. As a result, they may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors.

Because we rely on a limited number of third party suppliers and manufacturers, and failures by any of these third parties to provide key components or to manufacture and assemble products of sufficient quality and quantity could cause us to delay product shipments, which could result in delay or lost revenues or customer dissatisfaction

    SAE-Circuits Advanced Technology Division Inc. and APX Technology, Inc. fabricate our printed circuit boards, and various subcontractors, such as Stracon, Inc. and Circuit Technology, Inc., perform assembly of our memory and host bus adapters boards. We have no long-term contracts with SAE-Circuits Advanced Technology Division Inc., APX Technology, Inc., Stracon, Inc. or Circuit Technology, Inc. Also, key components that we use in our products may, from time to time, only be available from single sources with which we do not have long-term contracts. In particular, QLogic Corporation is currently the sole supplier of certain components in certain of our host bus adapters. The components we use for our products are based on an emerging technology and may not be available with the performance characteristics or in the quantities that we require. Accordingly, our major suppliers are not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. Moreover, any inability to supply products due to a lack of components or to redesign products to incorporate alternative components in a timely manner could materially adversely affect our business, operating results or financial condition. If any of our third-party manufacturers experiences delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, then product shipments to our customers could be delayed, which would negatively impact our net revenues, competitive position and reputation.

    We have no long-term integrated circuit device supply contracts and are dependent on a small number of suppliers to supply integrated circuit devices, which represent approximately 90% of our component costs. Our dependence on a small number of suppliers and our limited number of long-term supply contracts expose us to several risks, including the inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality. Micron Semiconductor Electronics and Samsung Semiconductor currently supply a majority of the DRAM integrated circuit devices used in our DRAM memory products. A disruption in or termination of our supply relationship with any of these significant suppliers by natural disaster or otherwise, or our inability to develop relationships with new suppliers, if required, would cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with our customers, and would increase our costs and/or prices.

	Our business would be harmed if we fail to effectively manage the manufacture of our products. Because we place orders with our suppliers and manufacturers based on our forecasts of expected demand for our products, if we inaccurately forecast demand, we may be unable to obtain adequate manufacturing capacity or adequate quantities of components to meet our customers' delivery requirements, or we may accumulate excess inventories.

    We may in the future need to find new suppliers and contract manufacturers in order to increase our volumes or to reduce our costs. We may not be able to find suppliers or contract manufacturers that meet our needs, and even if we do, qualifying a new contract manufacturer and commencing volume
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production is expensive and time consuming. If we are required or elect to change suppliers or contract manufacturers, we may lose revenues, and our customer relationships may suffer.


We may be unable to maintain a steady supply of components

	The electronics industry has experienced in the past, and may experience in the future, shortages in IC devices, including DRAM, and SRAM memory. We have experienced and may continue to experience delays in component deliveries and quality problems, which have caused and could in the future cause delays in product shipments. In addition, we have required and could in the future require the redesign of some of our products. In addition, industry capacity has, from time to time, become constrained such that some vendors, which supply components for our products have placed their customers, ourselves included, on allocation. This means that while we may have customer orders, we may not be able to obtain the materials that we need to fill those orders in a timely manner.


Our products are complex and may contain undetected hardware, firmware or software errors or may fail to achieve interoperability standards that could lead to an increase in our costs, reduce our net revenues, or damage our reputation

    In order to satisfy our customers, the solutions that we design require several different products to work together in a seamless fashion. Our solutions may fail to achieve various interoperability standards necessary to satisfy our customers. Moreover, products as complex as ours frequently contain undetected hardware, firmware or software errors when first introduced or as new versions are released. We have from time to time found errors in existing products, and we may from time to time find errors in our existing, new or enhanced products. Failure to achieve interoperability among products or the occurrence of hardware, firmware or software errors in various products could adversely affect sales of our products, cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts, cause significant customer relations problems and could result in product returns and loss of revenue.


Steps taken to protect our intellectual property may not be adequate to protect our business, and if so, we may be unable to compete effectively

    We primarily rely on unpatented trade secrets to protect our proprietary rights. We seek to protect these secrets, in part, through confidentiality agreements with employees, consultants, and our customers and potential customers. If these agreements are breached, or if our trade secrets become known to, or are independently developed by competitors, we may not have adequate remedies for such breach. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology or that we can maintain such technology as trade secrets. In addition, the laws of some of the countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States, or at all. Our failure to protect our intellectual property
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 rights could have a material adverse effect on our business, operating results or financial condition.


We may become involved in costly and lengthy patent infringement or intellectual property litigation which could divert management attention, cause us to incur significant costs and prevent us from selling our products

    We may receive communications from third parties alleging infringement of patents or other intellectual property rights, and there is the chance that third parties may assert infringement claims against us. Any such claims, with or without merit, could result in costly and time-consuming litigation or cause product shipment delays that would adversely affect our business, financial condition or operating results. It is possible that holders of patents or other intellectual property rights may assert rights that apply broadly to our industry, and that such patent or other intellectual property rights, if valid, may apply to our products or technology. These or other claims may require us to stop using the challenged intellectual property or to enter into royalty or licensing agreements. We cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. Our business, operating results or financial condition could be materially adversely affected if we were to fail to obtain such royalty or licensing agreements in a timely manner or on reasonable terms.


Failure to comply with governmental regulations by our OEM customers or us could reduce our sales or require design modifications

    Our products are subject to U.S. Department of Commerce and Federal Communications Commission regulations as well as various standards established by various state, local and foreign authorities. Failure to comply with existing or evolving U.S. or foreign governmental regulation or to obtain timely domestic foreign regulatory approvals or certificates, could materially harm our business by reducing our sales or requiring design modifications to our products or the products of OEM customers. U.S. export laws also prohibit the export of our products to a number of countries deemed by the United States to be hostile. These restrictions may make foreign competitors facing less stringent controls on their products more competitive in the global market than we or our customers are. The U.S. government may not approve future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised.


Our quarterly operating results are volatile and may cause our stock price to fluctuate and the price of our common stock could fall if quarterly results are lower than investor expectations and you may lose all or part of your investment

    Our revenues and operating results have varied on a quarterly basis in the past and are likely to vary significantly from quarter to quarter in the future. The variations in our revenues and operating results are due to a number of factors, many of which are outside of our control, including among others:

      Changes in our operating expenses;
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      Our ability to develop and market new products;
      The ability of our contract manufacturers and suppliers to produce and supply our products in a timely manner;
      The market acceptance of our new memory and fibre channel products;
      The timing of the introduction or enhancement of products by us, OEM and distribution channel customers, and competitors;
      The level of product and price competition;
      Our ability to expand our relationship with OEMs, distribution channel and end user customers;
      Activities of and acquisitions by our competitors;
      Changes in technology, industry standards or consumer preferences; Changes in the mix of products sold, as our fibre channel connectivity products typically have higher margins than our memory and
	disk array products;
      Personnel changes;
      Changes in customer budgeting cycles and the timing of their purchase decisions; and
      General economic conditions.

    Accordingly, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of investors. In this event, the price of our common stock will likely decline.

    We generally do not have a significant backlog of unfilled orders. As a result, our revenues in a given quarter depend substantially on orders booked in that quarter. A decrease in the number of orders we receive is likely to adversely and disproportionately affect our quarterly operating results. Our expense levels are partially based on our expectations of future sales. Therefore, our expenses may be disproportionately large as compared to sales in a quarter with reduced orders. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any shortfall in sales in relation to our quarterly expectations or any delay of customer orders would likely have an immediate and adverse impact on our business, quarterly operating results and financial condition.


                            Risks Related to Our Industry

Because a significant proportion of our revenues are generated from the sale of our memory products, our revenues will be limited if new memory technologies obsolete our products and we cannot develop memories with such new technologies in time, or we cannot develop memories for new processors

    New memory technologies are currently in development by our competitors that may obsolete and compete for market share with our current products if they are successfully developed and commercialized. Because these competing new technologies are likely to have support from technology companies with more significant resources than we have, they may limit our growth.

We are subject to the cyclical nature of the semiconductor industry and continued deterioration of the current cycle could adversely affect our business

	The semiconductor industry, including the memory markets in which we compete, is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns in the past and is currently experiencing a significant downturn that may get worse. Industry downturns are often connected with, or in anticipation of, maturing product cycles of both semiconductor companies' and their customers' products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. The continuation or worsening of the current downturn in the industry and any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased demand for, and possible shortages of, components we use to manufacture and assemble our integrated circuits. Such shortages could have a material adverse effect on our business and operating results.


Our operating results may suffer because of increasing competition in the memory and fibre channel connectivity markets

    The market in which we compete is intensely competitive. As a result, we face a variety of significant challenges, including rapid technological advances, price erosion, changing customer preferences and evolving industry standards. Our competitors continue to introduce products with improved price/performance characteristics, and we will have to do the same to remain competitive. Increased competition could result in significant price competition, reduced revenues, lower profit margins or loss of market share, any of which would have a material adverse effect on our business, operating results and financial condition. We cannot be certain that we will be able to compete successfully against either current or potential competitors in the future.

    Many of our current and potential competitors have substantially greater financial, technical, marketing and distribution resources than we have. We face the threat of potential competition from new entrants into the memory market, including large technology companies that may develop or acquire differentiating technology and then apply their resources, including established distribution channels and brand recognition, to obtain significant market share. It is also possible that we will face increased competition due to mergers or consolidations of existing or potential competitors. Emerging companies attempting to obtain a share of the existing market act as potential competition as well.


We may not be able to maintain or improve our competitive position because of the intense competition in our industry

    We conduct business in an industry characterized by intense competition, rapid technological change, evolving industry standards, declining average sales prices and rapid product obsolescence. Our competitors include many large domestic and international companies that have substantially greater financial,
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technical, marketing, distribution and other resources, broader product lines, lower cost structures, greater brand recognition and longer-standing relationships with customers and suppliers. As a result, our competitors are able to respond better to new or emerging technologies or standards and to changes in customer requirements. Our competitors are able to devote greater resources to the development, promotion and sale of products, and may be able to deliver competitive products at a lower price.

    We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets with similar or alternative products, which may be less costly or provide additional features. In addition, some of our significant suppliers are also our competitors, many of whom have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. Competition may arise due to the development of cooperative relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

    We expect our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our products. In addition, our competitors may develop enhancements to or future generations of competitive products that may render our technology or products obsolete or uncompetitive.


In our industry, technology and other standards change rapidly, and we may be unable to keep pace with changes and could hinder our ability to compete effectively

    The market for our products is characterized by rapidly changing technology, evolving industry standards and the frequent introduction of new products and enhancements. If we do not keep pace with these changes, we may lose market share to our competitors and fail to meet our financial and operational objectives. Because many of our products are designed to work with software produced by third parties, our operating results could be adversely affected if such third parties delay introduction of new versions of their software for which we have designed new products or if they make unanticipated modifications to such software. Our future success depends in a large part on our ability to enhance our existing products and to introduce new products on a timely basis to meet changes in customer preferences and evolving industry standards. We cannot be certain that we will be successful in designing, supplying and marketing new products or product enhancements that respond to such changes in a timely manner and achieve market acceptance. We also cannot be certain that we will be able to develop the underlying core technologies necessary to create new products and enhancements, or that we will be able to license the core technologies from third parties. Additionally, changes in technology and customer preferences could potentially render our current products uncompetitive or obsolete. If we are unable, for technological or other reasons, to develop new products or enhance existing products in a timely manner in response to technological and market changes, our business, operating results and financial condition would 11 be materially adversely affected.



                  Risks Related to the Securities Markets

The issuance of shares to SovCap Equity Partners, Arab Commerce Bank, and others may cause significant dilution in the value of our common stock

    The issuance of shares of our common stock to SovCap Equity Partners and Arab Commerce Bank will dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock. As of December 31, 2002, we had 11,146,939 shares of common stock reserved for possible future issuances upon, among other things, the conversion of the series 1 bridge financing note held by Arab Commerce Bank and conversion of the Series B Preferred shares held by SovCap Equity Partners, the conversion of Series A Preferred shares, and the exercise of outstanding options and warrants.

    We may seek additional financing, which would result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Additional issuances of capital stock would result in a reduction of current shareholders' percentage interest in Cambex. If the exercise price of any outstanding options or warrants is lower than the price per share of common stock at the time of the exercise, then the price per share of common stock may decrease because the number of shares of common stock outstanding would increase without a corresponding increase in the dollar amount assigned to stockholders' equity.

    The addition of a substantial number of shares of common stock into the market, including those issuable upon conversion of the Series A Preferred shares, or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock. Furthermore, future sales of shares of common stock issuable upon the exercise of outstanding options and warrants may have a depressive effect on the market price of the common stock, as these warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.


Sales of our common stock in the public market by the selling securityholders could cause our stock price to decline

    SovCap Equity Partners, Arab Commerce Bank, and Correllus International hold securities which may be exercisable for and convertible into approximately 9.7% of our outstanding capital stock at December 31, 2002. Sales of a substantial number of shares of our common stock could cause our stock price to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.


Our stock price is volatile and may drop unexpectedly, which could cause you to lose all or part of your investment

    The stock market in general, and the stock prices of technology-based companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of any specific public company. 12

Changes in general economic conditions or developments in the data storage, technology, and personal computer and workstation markets that affect investor confidence could have a dramatic impact on the market price of our common stock. Also, changes in estimates of our earnings as well as any of the factors described in the "Risk Factors" section of this prospectus could have a significant impact on the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be a target of such litigation in the future. If we become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources and could seriously harm our business, financial condition and results of operations.


We may engage in future acquisitions that dilute our stockholders' equity and cause us to incur debt or assume contingent liabilities

    We may pursue acquisitions that could provide new technologies or products. Future acquisitions may involve the use of significant amounts of cash, potentially dilutive issuances of equity or equity-linked securities, the incurrence of debt, or amortization expenses related to goodwill and other intangible assets.

      In addition, acquisitions involve numerous risks, including:

         difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company;
         the diversion of management's attention from other business concerns;
         risks of entering markets in which we have no or limited prior experience; and the potential loss of key employees of the acquired company.

    In the event that such an acquisition does occur and we are unable to successfully integrate businesses, products, technologies or personnel that we acquire, our business, operating results or financial condition could be materially adversely affected.


If you invest in our common stock, you should not expect to receive a current return because we do not pay, and have no foreseeable plans to pay cash dividends on our common stock

	We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the growth and expansion of our business and for general corporate purposes.